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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                              Outlook Group Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                           [OUTLOOK GROUP CORP. LOGO]



                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                               ON OCTOBER 16, 2003


To the Shareholders of Outlook Group Corp.:

         We will hold the annual meeting of shareholders of Outlook Group Corp. at the Holiday Inn-Neenah Riverwalk (formerly the Park Plaza Valley Inn), 123 East Wisconsin Avenue, Neenah, Wisconsin on Thursday, October 16, 2003 at 2:00 p.m. CDT. Please note that this year's meeting is being held at a different location than last year's meeting. The meeting is being held for the following purposes:

         (1) To elect three directors for three-year terms expiring in 2006; and

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on August 22, 2003 are entitled to vote at this meeting or any adjournment of the meeting.

                                            By Order of the Board of Directors

                                            /s/ Paul M. Drewek

                                            Paul M. Drewek, Secretary

September 8, 2003

WHETHER OR NOT YOU EXPECT TO BE PRESENT IN PERSON AT THE MEETING, PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF YOU ATTEND THE MEETING, OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                           [OUTLOOK GROUP CORP. LOGO]


                               OUTLOOK GROUP CORP.
                               1180 AMERICAN DRIVE
                             NEENAH, WISCONSIN 54956
                            TELEPHONE (920) 722-2333

                           * * * * * * * * * * * * * *

                                     GENERAL

         The enclosed proxy is solicited by the board of directors of Outlook Group Corp. for use at its annual meeting of shareholders on October 16, 2003. All properly executed proxies will be voted at the meeting in accordance with their terms. A proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary of Outlook Group or the acting secretary of the meeting or by oral notice to the presiding officer. The presence at the meeting of a shareholder who has filed a proxy shall not of itself constitute a revocation.

         Each shareholder of record at the close of business on August 22, 2003 will be entitled to one vote for each share registered in the shareholder's name. At that date there were 3,359,233 outstanding shares of Outlook Group's common stock, $.01 par value, the only class of stock of which shares are outstanding. A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.

         Directors are elected by a plurality of the votes cast by the holders of common stock entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the highest number of votes are elected as directors in a particular class, up to the maximum number of directors in that class to be chosen at the meeting. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors. Therefore, any shares which are not voted (whether by withheld authority, broker non-vote or otherwise) have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a larger number of votes.

         Outlook Group will bear the expense of printing and mailing proxy material, including forwarding expense to beneficial owners of stock held in the name of another. No solicitation other than by mail is contemplated, except that Outlook Group officers or employees may solicit the return of proxies from certain shareholders by telephone.

         If you are a participant in the Employee Stock Fund of Outlook Group's 401(k) Savings Plan (the "Savings Plan"), the shares of common stock held in your account will be voted as designated on the blue proxy card, which will be provided separately, relating to shares held through the Savings Plan. Savings Plan shares not voted by employees will be voted as directed by the persons administering the Savings Plan, as provided in the Savings Plan.

         This proxy material is being mailed to shareholders commencing on or about September 12, 2003. The Annual Report to Shareholders of Outlook Group covering the fiscal year ended May 31, 2003, including financial statements and Outlook Group's annual report on Form 10-K, accompanies this proxy statement.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of common stock, as of August 22, 2003, by each director, nominee for director and named executive officer, by all directors and executive officers of Outlook Group as a group, and by each person known to Outlook Group to beneficially own more than 5% of its common stock. Except as otherwise indicated in the footnotes to the table, such persons have sole voting and investment power as to the shares reported as beneficially owned.

                         NAME AND NATURE                           NUMBER OF             PERCENT
                   OF BENEFICIAL OWNERSHIP (1)                      SHARES              OF CLASS
                   ---------------------------                      ------              --------
         Joseph J. Baksha................................            97,119               2.8%
         Harold J. Bergman...............................             9,000                 *
         Jane M. Boulware................................             4,333                 *
         Jeffry H. Collier (2)...........................            60,366               1.8%
         Paul M. Drewek (2)..............................            41,709               1.2%
         James L. Dillon.................................            17,750                 *
         Richard C. Fischer..............................            27,200                 *
         Pat Richter.....................................             8,150                 *
         A. John Wiley, Jr...............................            49,377               1.5%
         All directors and executive officers as
             a group (9 persons) (2).....................           315,004               9.0%

         Dimensional Fund Advisors Inc. (3)..............           260,600               7.8%
         Heartland Advisors, Inc. (4)....................           661,400               19.7%

-------------------
         *Less than 1%.

         (1) Includes the following shares issuable under stock options exercisable within 60 days: Mr. Baksha - 57,500; Mr. Collier - 27,333; Mr. Drewek - 13,333; Messrs. Bergman, Dillon, Fischer, Richter and Wiley - 8,000 each; Ms. Boulware - 3,333; all directors and executive officers as a group-175,499. Mr. Drewek shares beneficial ownership of 1,500 shares.

         (2) As of August 22, 2003, 65,161 shares of common stock were held in the Savings Plan. Employees have the right to designate the vote of shares of common stock allocated to their accounts. Those shares are included in the table only to the extent held in an individual's account. However, the plan administrators, including Messrs. Collier and Drewek, may vote any shares for which participants do not provide voting directions.

         (3) According to a report on Form 13G/A dated February 3, 2003, Dimensional Fund Advisors Inc. ("Dimensional") held sole voting and dispositive power as to 260,600 shares of common stock at December 31, 2002. Dimensional is an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"). The business address of Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401.

         (4) According to a report on Schedule 13G/A dated February 13, 2003, Heartland Advisors, Inc. ("Heartland") had sole dispositive power as to 661,400 shares of common stock, and sole voting power as to 258,200 of those shares, as of December 31, 2002. Heartland is an investment adviser registered under the Advisers Act. William J. Nasgovitz, a principal of Heartland, co-filed that report and reported sole voting power as to 380,400 shares, which are among those as to which Heartland reports sole dispositive power. The business address of Heartland and Mr. Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53202.

         The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                              ELECTION OF DIRECTORS

         Outlook Group's articles and bylaws provide for a board of between seven and eleven directors, and for classification of the board of directors into three separate classes. The board of directors has set the number of directors at eight. At each annual meeting of shareholders, the number of directors equal to the number constituting the class whose term expires at such meeting is elected to hold office until the third succeeding annual meeting or until their successors have been elected.

         The members of the class of directors whose terms expire at the 2003 annual meeting (three of the eight directors) are nominated for election to serve for terms expiring at the 2006 annual meeting. The remaining five directors were elected by the shareholders at the 2001 or 2002 annual meetings for terms expiring in 2004 or 2005, as shown in the following table.

         Proxies received by management will be voted FOR the election of each of the nominees named unless otherwise specified. If any such nominee is unable to serve (which Outlook Group does not anticipate), proxies may be voted for another person designated by the board of directors.


                                                                                                                Director
Name and Age                                Principal Occupation and Business Experience                         Since
--------------                              -----------------------------------------------                      -----
NOMINEES FOR ELECTION (TERMS EXPIRING IN 2003)

Jeffry H. Collier, 50 (1)                   Executive Vice President of Outlook Group                            1993

Pat Richter, 62 (2)(3)                      Director of Athletics, University of Wisconsin (6)                   1995

A. John Wiley, Jr., 61 (1)                  President of Great American Backyards LLC (retailer) and             1978
                                            Elipticon Wood Products, Inc. (manufacturer)

CONTINUING DIRECTORS (TERMS EXPIRE IN 2005)

Harold J. Bergman, 67 (2)(3)                Chairman of Badger Paper Mills, Inc. since 2003; retired in          1994
                                            1998 as President and CEO of Riverside Paper Corp.
                                            (specialty paper manufacturer and converter) (4)

Jane M. Boulware, 40 (2)(3)                 Vice President-Marketing Services of Kimberly-Clark                  2002
                                            Corporation (consumer products company) since 2000;
                                            previously other vice president positions within
                                            Kimberly-Clark (5)

Richard C. Fischer, 64 (1)                  Chairman and Chief Executive Officer of Outlook Group since          1995
                                            1997; also an investment banker with Fischer & Associates
                                            LLC (and with Marquette Capital Partners from 2000 to 2002)

CONTINUING DIRECTORS (TERMS EXPIRE IN 2004)

Joseph J. Baksha, 51 (1)                    President and Chief Operating Officer of Outlook Group               1998

James L. Dillon, 59 (2)(3)                  Accountant practicing with the firm Dillon, Endries, Otto &          1978
                                            Calmes LLC

---------------------

         (1) Member of the Nominating Committee, of which Mr. Fischer is chairman. This committee, which did not meet in fiscal 2003, reviews potential candidates for, and makes recommendations to the board regarding, additional members of the board. Persons wishing to suggest names for consideration for nomination to the board may forward them to the Nominating Committee, in care of Mr. Fischer, at Outlook Group.
         (2) Member of the Audit Committee of which Mr. Dillon is chairman. This committee, which held two meetings during fiscal 2003, reviews the functions and findings of Outlook Group's independent public accountants and makes recommendations to the board of directors with respect thereto. See "Report of the Audit Committee."
         (3) Member of the Compensation Committee, of which Mr. Richter is chairman. This committee, which held one meeting in fiscal 2003, reviews and makes recommendations to the board regarding overall compensation policy and salaries, bonuses and benefits to officers and other key employees and awards stock options under Outlook Group's stock option plan.
         (4) Mr. Bergman is also a director of Badger Paper Mills, Inc., which is a paper manufacturing company.
         (5)      Kimberly-Clark is a customer of Outlook Group.
         (6) Mr. Richter is also a director of Anchor BanCorp Wisconsin Inc., a savings bank holding company.

         The board of directors held seven meetings during fiscal 2003. During fiscal 2003, each Outlook Group director attended at least 75% of the total number of meetings of the board and of all committees of the board on which such director served.

         Directors' Fees. For fiscal 2003, directors who are not employees of Outlook Group received a fee of $6,000 per year, $500 for each meeting of the board attended and $300 ($400 in the case of the committee chairman) for each board committee meeting attended. Messrs. Baksha and Collier are currently employees and therefore do not receive fees.

         In addition, directors are eligible for participation in the Option Plan, which participation was proposed in 1999 in lieu of an increase in cash fees. Each non-employee director on October 21, 1999 was awarded an option for 7,000 shares, at $4.625 per share, on that date. In addition, each non-employee director on December 20, 2001 was awarded on that date options for 3,000 shares, at $4.265 per share, to replace expired options. Upon her election to the Outlook Group board, Ms. Boulware was granted an option for 10,000 shares on June 3, 2002, at $5.015 per share. Each of those options vests one third annually, on the anniversary date of grant, and expires ten years after grant.

         Fischer Arrangements. Mr. Fischer, although designated Outlook Group's Chief Executive Officer, is not an employee of Outlook Group. Rather, he is compensated for his duties in that position as an independent contractor. Amounts paid to Mr. Fischer under these arrangements appear in the cash compensation table. Mr. Fischer is not entitled to receive employee benefits in his position. For fiscal 2003, Mr. Fischer's annual compensation was $90,000, plus board fees; for fiscal 2004, it is expected that the arrangement will continue on the same basis.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation in fiscal year 2003 and in the two prior fiscal years of (i) each person who served as chief executive officer and (ii) the only other executive officers who received total annual salary and bonus in excess of $100,000 during the last fiscal year for services in all capacities to Outlook Group and its subsidiaries.

                                                                            LONG TERM
                                          ANNUAL COMPENSATION(1)           COMPENSATION
                                          ----------------------              AWARDS
NAME AND PRINCIPAL            FISCAL                                       OPTIONS/SARS           ALL OTHER
   POSITION                    YEAR       SALARY ($)     BONUS($)(2)           #(3)            COMPENSATION($)(4)
------------------            ------      -----------    -----------          ------           ------------------
Richard C. Fischer,              2003     $  99,000             -0-               -0-                   -0-
  Chairman and CEO (5)           2002        99,000             -0-             3,000                   -0-
                                 2001        82,300             -0-               -0-                   -0-

Joseph J. Baksha,                2003     $ 225,000       $ 110,000               -0-              $  5,500
  President and COO              2002       225,000             -0-            15,000                 5,250
                                 2001       225,000             -0-               -0-                 2,708

Jeffry H. Collier,               2003     $ 132,870             -0-               -0-              $  4,435
  Executive Vice President       2002       129,000       $  34,553            11,000                 3,917
                                 2001       129,000           4,039               -0-                 4,575

Paul M. Drewek                   2003     $ 113,300       $  30,000               -0-              $  2,907
 Chief Financial Officer         2002       110,000          25,000             5,000                 3,254
                                 2001       110,000          60,000               -0-                 3,955

-----------

         (1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.
         (2) Annual bonus amounts, if any, are earned and accrued during the fiscal years indicated but a portion may be paid in the following fiscal year.
         (3) Represents number of shares for which options were granted under the Outlook Group Corp. 1999 Stock Option Plan. No SARs have been granted.
         (4) Reflects the Outlook Group's contributions to the executive officer's account in the Savings Plan.
         (5) Includes Board fees. Mr. Fischer is not an employee of Outlook Group, and estimates that he spent approximately 25% of his business time on Outlook Group matters during fiscal 2003. See "Election of Directors - Fischer Arrangements" for further information on Mr. Fischer's compensation arrangements.


                   STOCK OPTIONS AND EQUITY COMPENSATION PLANS

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         No options were granted to the four executive officers named in the Summary Compensation table concerning options granted in fiscal 2003.

OPTIONS OUTSTANDING AT YEAR END

         The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the number and value of options outstanding at May 31, 2003.

                                                                                                 VALUE OF
                                                                 NUMBER OF                    UNEXERCISED IN THE
                         SHARES                              UNEXERCISED OPTIONS                MONEY OPTIONS
                       ACQUIRED ON         VALUE                AT FY END (#) (1)             AT FY END ($) (1)(2)
       NAME              EXERCISE         REALIZED          EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
       ----              --------         --------          -------------------------      -------------------------
Richard C. Fischer          -0-              -0-               8,000  /  2,000                $ 3,440 /  $1,490
Joseph J. Baksha            -0-              -0-              62,500  / 10,000                $32,781 /  $7,100
Jeffry H. Collier           -0-              -0-              27,666  /  7,334                $15,118 /  $5,207
Paul M. Drewek              -0-              -0-              31,666  /  3,334                $22,633 /  $2,367

------------------

         (1)      No SARs have been granted.
         (2) Based upon the $5.01 closing price of the common stock on May 30, 2003, the last trading day before the fiscal year end.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

         As of June 1, 1999, Outlook Group entered into an employment agreement with Joseph J. Baksha, President and Chief Operating Officer of Outlook Group, for a term of two years, which was renewed on June 1, 2001. Because of the mutual desire to have full fiscal year information available and to focus for a period of time on business initiatives, Outlook Group and Mr. Baksha have not yet extended or replaced this agreement. Outlook Group and Mr. Baksha mutually intend to discuss and arrange a successor agreement. They have executed a letter agreement continuing Mr. Baksha's current compensation arrangements and employment through the end of the calendar year but not waiving matters which may have arisen as a result of the expiration of the original agreement. Under the employment agreement, Mr. Baksha earned an annual base salary of $225,000 in fiscal 2003; fiscal 2004 salary is expected to be at least that amount but has not yet been finalized. He can earn an incentive equal to a five percent of earnings before interest and taxes which exceed $2,500,000 per year. (The incentive is capped at 75% of Mr. Baksha's annual salary.) Prior to a change in control, Mr. Baksha's employment agreement may be terminated by either party, at any time, with or without cause or reason, upon 30 days written notice. The employment agreement also imposes certain non-competition and confidentiality obligations on Mr. Baksha. In the event the employment agreement is terminated by Outlook Group other than for cause, as defined in the agreement, including if the agreement is not renewed, Mr. Baksha is entitled to receive his annual salary for the year following his termination plus any bonus earned through the last day of active employment. If there is a change of control of Outlook Group and Mr. Baksha is terminated without cause, Mr. Baksha's employment status changes, as specified in the agreement, or Mr. Baksha's employment agreement is not renewed, Mr. Baksha shall be entitled to receive his annual salary for the two years following an event as set forth above plus any bonus earned through the last day of active employment. Mr. Baksha is subject to a covenant not to compete and confidentiality provisions for the duration of this employment and for six months following termination of his employment.

         Mr. Fischer has a change in control agreement with Outlook Group, which was effective as of June 1, 2001. In the event Mr. Fischer's services are terminated in connection with a change in control transaction, he would be entitled to continue to receive his then-current compensation for one year. Messrs. Collier and Drewek also have change in control arrangements. In the event of a change in control in Outlook Group, in the event there is not an ongoing arrangement for continued employment, and assuming no termination for cause, each of Messrs. Collier and Drewek would be entitled to receive twelve-months salary (and accrued bonus) as a severance benefit, in addition to continuation of benefits for the twelve month period.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The general compensation policies of Outlook Group and its subsidiaries are set by the Compensation Committee of the board of directors. During fiscal 2003, this committee was composed of three (four after the addition of Ms. Boulware in October 2002) independent non-employee directors. Compensation decisions with respect to the Chief Executive Officer and the President are made primarily by the committee; compensation decisions as to all other officers, including its subsidiaries, are recommended by the chief executive officer and then approved by the committee. All compensation programs, such as the Savings Plan and the Option Plan, are either originated or approved by the committee.

         It is Outlook Group's policy to fairly compensate individuals for their contributions to Outlook Group's business, being mindful of the ability of the company to fund such compensation plans or programs and the need to provide fair value to Outlook Group's shareholders. To be effective in attracting and retaining competent individuals, compensation packages must balance short-term and long-term considerations, as well as provide incentives to individuals based upon the performance of Outlook Group and be competitive with other companies. (Other companies reviewed are not those reflected in the performance graph below.) In recent years, the objective of fairly compensating executive officers has been evaluated in the context of the divestiture of certain operations and improving financial results. In view of these changes, the Compensation Committee has tended to review historical performance, rather than to set compensation on a prospective basis.

         The committee reviews numerous factors in determining the compensation of the Chief Executive Officer including Outlook Group's performance and salaries at other area companies. Upon Mr. Fischer's assumption of the position of Chief Executive Officer, it was determined that compensation of Mr. Fischer as an independent contractor was appropriate to reflect his then-interim status. Compensation was then based upon number of hours actually worked to reflect appropriately Mr. Fischer's role. Beginning in fiscal 2002, the committee determined, based on experience under the prior arrangement and expectations as to Mr. Fischer's role in coming years, to set Mr. Fischer's compensation at a fixed amount. The amount was fixed at $90,000 (plus board fees) for fiscal 2003, based on his prior compensation and the Committee's expectation of degree of involvement in Outlook Group matters during fiscal 2003. Mr. Fischer and the Committee estimated that he would spend approximately 20% to 25% of his business time on Outlook Group related matters during fiscal 2003; he actually spent approximately 25%. Mr. Fischer was not considered for a bonus, as a bonus was not contemplated by his compensation package. See also above regarding Mr. Fischer's change in control arrangement.

         Outlook Group has also established the Option Plan as an additional incentive to its officers and key employees, including the chief executive officer. The committee believes that such a plan provides participants with an incentive, extending beyond the current fiscal year, to increase the overall value of Outlook Group, by providing them with a greater stake in the increasing value of the common stock on a longer-term basis. The Option Plan is designed to complement the incentive provided by the annual cash bonus. In view of the number of option awards in fiscal 2002, the Committee did not grant stock options to executive officers in fiscal 2003. The committee believes that this approach was appropriate to continue an incentive to the individuals, in view of their existing option levels.

         The factors considered to determine compensation of the other executive officers in fiscal 2003 were essentially the same (other than part-time status) as those considered with respect to the chief executive officer. Bonuses for other executive officers are dependent upon the level of Outlook Group's pre-tax earnings, departmental performance and individual achievement of pre-established goals, as well as the provisions of Mr. Baksha's employment agreement. Individual awards would be recommended by the chief executive officer based upon individual and team contributions, accomplishment of any pre-established goals and such other factors as the chief executive officer may consider appropriate. The committee believes that these arrangements establish objective criteria for determining whether management bonuses are appropriate yet provides flexibility in allowing the chief executive officer to recommend particular designations of awards based upon all of the factors. See above for a discussion of Mr. Baksha's employment agreement and other officers' change in control arrangements.

         The executive officers who are full-time employees of Outlook Group are also entitled to earn bonus payments. Mr. Baksha's incentive pay is specified in his employment agreement; see "Employment Contracts and

Change-in-Control Arrangements" above. For Messrs. Collier and Drewek, bonus arrangements are based upon the successful completion of specified objectives. It was initially calculated that Mr. Baksha would not receive a bonus under his agreement for fiscal 2002. However, in late calendar 2002, Outlook Group's prior operating results were re-analyzed, with adjustments made to reflect the effects of resolution of litigation, timing variations in customer payments and similar matters outside of the ordinary course of business. Year-to-date operating results were also considered. As a result of that review, it was determined that Mr. Baksha would receive a bonus of $60,000 in respect of prior periods and current year results to date. Although a substantial portion of the bonus related to prior fiscal periods, because it was not determined until fiscal 2003, it is included in fiscal 2003 information in the summary compensation table. In view of other performance factors such as the successful consolidation of certain operations, resolution of litigation and re-direction of corporate strategy, which are not quantified in Mr. Baksha's employment agreement, the Committee also awarded Mr. Baksha a discretionary bonus of $50,000 in September 2002.

         The committee believes it is highly unlikely that the compensation of any executive officer will exceed $1 million in any fiscal year, and therefore has not taken any action with respect to the provisions of Section 162 of the Internal Revenue Code which limit the deductibility of compensation to certain executives of over $1 million in any fiscal year. However, the committee believes that any compensation income pursuant to Outlook Group's option plans would not be subject to that limitation due to their approval by shareholders.

         Members of the Compensation Committee:

         Pat Richter, Chairman      Harold J. Bergman
         Jane M. Boulware           James L. Dillon

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on Outlook Group common stock with The Nasdaq Stock Market Index for U.S. Companies and indices of "peer" commercial printing companies created by Outlook Group. The "peer" indices reflects the performance, weighted by period beginning market capitalization, of the common stocks of the following companies: Laser Master International; Multi-Color Corp.; Paxar Corporation; and Topps Inc. These companies are relatively small publicly-held graphics services companies and were chosen several years ago in consultation with the company's investment adviser. Littlefield, Adams and Co. was formerly included in the peer index; however, we adjusted the index this year to remove that company because its shares appear to have ceased trading in a meaningful way.

         The values on the graph show the relative performance of an investment of $100 made on May 31, 1998, in common stock and each of the indices, with the indices reflecting reinvestment of dividends.

                              [PERFORMANCE GRAPH]

                                   1998        1999          2000          2001         2002         2003
                                   ----        ----          ----          ----         ----         ----
        OGC                        100          64            94            86           88           88
        NASDAQ/US                  100         141           193           120           92           92
        Peer Group                 100          98           131           141          179          140

                              CERTAIN TRANSACTIONS

         It is Outlook Group's policy that all material transactions between Outlook Group, its officers, directors or principal shareholders, or affiliates of any of them, shall be on terms no less favorable to Outlook Group than those which could have been obtained if the transaction had been with unaffiliated third parties on an arm's length basis, and such transactions will be approved by a majority of the members of the Audit Committee of the board of directors, or a majority of the directors who are independent and not financially interested in the transaction. As a result of legislation enacted in July 2002, Outlook Group will no longer make loans to its officers although existing loans will remain in place until repaid in accordance with their terms.

         Officer Indebtedness. In his original employment agreement, Outlook Group agreed to make a loan to Mr. Baksha up to $100,000 to purchase Outlook Group common stock. The term of the loan would be five years at the same rate of interest charged Outlook Group pursuant to its line-of-credit at the time of such loan. Such a loan was made to Mr. Baksha in July 1998, at an interest rate of 8% per annum. This was adjusted to 4.94% in fiscal 2002 to match the rate on the loans discussed below. The loan principal was due in July 2003; interest was due annually. The maximum principal amount outstanding under the loan during fiscal 2003 was $100,000, which also was the amount outstanding at fiscal year end. Mr. Baksha has repaid this loan in accordance with its terms.

         Because of the changes in law, Outlook Group could not modify or extend Mr. Baksha's loan or take other related action consistent with the Company's desire to encourage Mr. Baksha's continued ownership. To assist in providing liquidity to Mr. Baksha for the repayment of the loan, on July 22, 2003, Outlook Group repurchased from him 17,072 shares of common stock at $6.1466 per share, the average of the high and low trading prices for that day and the preceding two trading days. Mr. Baksha used the proceeds to repay his note as provided above.

         In March 2001, to encourage and facilitate increased Outlook Group stock ownership, Outlook Group also agreed to make additional loans aggregating up to $550,000 to officers and key employees to purchase common stock. Through May 31, 2002, a total of $335,450 in principal amount had been loaned, including $60,988 to Mr. Baksha, $60,988 to Mr. Collier and $91,489 to Mr. Drewek. Those amounts were also the maximum amounts due during the fiscal year. Payments of principal under the loans are due beginning in April 2006. The loans bear interest at 4.94%, which is the same as the assumed federal rate applicable to Outlook Group at the origination of the loans. Interest is payable annually.

         During the fiscal year, Outlook Group provides officers and other key employees with advances on expected bonus amounts, subject to year-end reconciliation. Because of the very rapid deterioration of general economic conditions in the second half of fiscal 2001, final bonus amounts were substantially lower than had been expected. In some cases, amounts advanced against fiscal 2001 bonuses were higher than the actual bonus amounts. At the end of fiscal 2001, Mr. Baksha had advanced to him $60,000 in excess of his actual bonus amounts. This amount was carried forward and in fiscal 2002 converted to a note, at 5.0% annual interest, payable from future contractually-earned bonus payments or under certain other circumstances. This note was repaid in fiscal 2003.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires a public company's officers and directors, and persons who own more than 10% of that company's common stock (collectively, "insiders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Insiders are required by SEC regulation to furnish Outlook Group with copies of all
Section 16(a) forms they file.

         All publicly held companies are required to disclose the names of any persons who fail to make any such filing on a timely basis and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Outlook Group, or written representations that no such forms were required. On that basis, except that Kristi Matus, a former director, reported late one transaction which occurred after she ceased serving as a director, and Mr. Wiley reported late a sale prior to fiscal 2003 (which sale was made by a financial institution to which the shares were pledged, without notice to Mr. Wiley), Outlook Group believes that during fiscal 2003 its insiders have complied with all Section 16(a) filing requirements applicable to them.

                                    AUDITORS

         During fiscal 2003, the Board of Directors, upon the recommendation of the Audit Committee, appointed the firm of PricewaterhouseCoopers LLP as independent public accountants to audit the books and accounts of Outlook Group for fiscal 2004. PricewaterhouseCoopers has acted as Outlook Group's independent public accountants since fiscal 1993. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

         Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2003 and 2002 were as follows:

                                               2003              2002
                                               ----              ----
         Audit Fees                          $114,300           $ 99,962
         Audit-Related Fees                     7,500              6,840
         Tax Fees                              41,120             36,800
         All Other Fees                             0                  0
                                             --------           --------
                  Total                      $162,920           $143,602

Audit-related fees were for assurance and related services with respect to employee benefit plan audits. Tax fees were for services related to tax compliance, including the preparation of tax returns, tax planning and tax advice.

         In accordance with the Sarbanes-Oxley Act of 2002, and related SEC regulations which became effective in May 2003, the Audit Committee has now adopted policies requiring that the annual audit, and other engagements of PricewaterhouseCoopers LLP which are expected to exceed $10,000 in any fiscal year, must be approved in advance by the Audit Committee, after a consideration of the services to be performed, the fees involved, and the Committee's view of the effect on the independence of the auditors. Amounts less than that amount may be approved by the chief financial officer, who in turn must receive approval in advance from the Chairman of the Audit Committee and subsequently report to the Committee on the expenditure. The reported expenditures for fiscal 2002 and 2003 were incurred before these policies were adopted, although the Audit Committee did review and approve the budget for the annual audit and tax work under the Committee's prior informal procedures.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee of the Board oversees and monitors the participation of Outlook Group management and independent auditors throughout the financial reporting process. No member of the Audit Committee is employed or has any other material relationship with Outlook Group. The members are "independent" as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market. The Outlook Group Board has adopted a written charter for the Audit Committee, which was submitted as an appendix to Outlook Group's 2001 proxy statement.

         In connection with its function to oversee and monitor the financial reporting process of Outlook Group, the Audit Committee has done the following:

         o reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2003 with Outlook Group management;

         o discussed, through its Chairman, with PricewaterhouseCoopers LLP, Outlook Group's independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss.380), and scheduled a full committee meeting in September for further discussions; and

         o received the written disclosure and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed, through its Chairman, with PricewaterhouseCoopers its independence.

         Based on the foregoing, the Audit Committee recommended to the board that the audited financial statements be included in Outlook Group's annual report on Form 10-K for the fiscal year ended May 31, 2003.

         Members of the Audit Committee:

         James L. Dillon, Chairman     Harold J. Bergman   Jane M. Boulware
                                       Pat Richter

                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by Outlook Group no later than May 13, 2004 in order to be considered for inclusion in next year's annual meeting proxy material.

         Under Securities and Exchange Commission rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) notifies Outlook Group at least 45 days prior to the month and day of mailing the prior year's proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Thus, such matters must be received by Outlook Group by July 30, 2004 in the case of Outlook Group's 2004 annual meeting of shareholders. No notices were received relating to the 2003 annual meeting.

                                  OTHER MATTERS

         Although the board of directors is not aware of any other matters which may come before the meeting, if any such matter should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

                                              By Order of the Board of Directors

                                              /s/ Paul M. Drewek

                                              Paul M. Drewek, Secretary

September 8, 2003

         A COPY (WITHOUT EXHIBITS) OF OUTLOOK GROUP'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 31, 2003, IS INCLUDED IN THE MAILING TO SHAREHOLDERS WITH THIS PROXY STATEMENT, AND WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF OUTLOOK GROUP COMMON STOCK, AS OF THE RECORD DATE FOR THE ANNUAL MEETING, UPON THE WRITTEN REQUEST DIRECTED TO: CHIEF FINANCIAL OFFICER, OUTLOOK GROUP CORP., 1180 AMERICAN DRIVE, NEENAH, WISCONSIN 54956.

                     2003 ANNUAL MEETING OF SHAREHOLDERS OF
                               OUTLOOK GROUP CORP.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Richard C. Fischer, Joseph J. Baksha and Paul M. Drewek, and each of them, proxies, each with full power of substitution, to represent and to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Outlook Group Corp. to be held at the Holiday Inn-Neenah Riverwalk, 123 East Wisconsin Avenue, Neenah , Wisconsin, on Thursday, October 16, 2003, at 2:00 p.m. CDT, and at any adjournment thereof, hereby revoking any and all proxies heretofore given.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE                    SEE REVERSE SIDE

                         ANNUAL MEETING OF SHAREHOLDERS
                               OUTLOOK GROUP CORP.
                                OCTOBER 16, 2003

 Please date, sign and mail your proxy card in the envelope provided as soon as possible.



Please detach along perforated line and mail in the envelope provided



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR.

Please sign, date and return promptly in the enclosed envelope. Please mark your votes in blue or black ink as shown here |X|

1.       To elect directors for terms expiring in the years indicated

         |_|      FOR all nominees                   Nominees for terms
                                                     expiring in 2006:
                                                     o Jeffry H. Collier
                                                     o Pat Richter
                                                     o A. John Wiley, Jr.

         |_|      WITHHELD AUTHORITY FOR
                  all nominees

         |_|      FOR ALL EXCEPT
                  AS INDICATED
                  (See instructions below)

         Instruction: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT AS INDICATED". Fill in the circle next to each nominee you wish to withhold, as shown here: o

          ------------------

2. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS NAMED IN PROPOSAL 1.

Please mark, sign, date and promptly return this proxy

To change the address on your account,          Please check box if you plan to
please check the box at right and               attend in person |_|
indicate your new address in the address
space above. Please note that changes to
the registered name(s) on the account
may not be submitted via this method            |_|

Signature of Shareholder: ___________________  Date: ___________

Signature of Shareholder: ___________________  Date: ___________

NOTE: Please sign exactly as name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, trustee, guardian or in similar capacities, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.


                                        3